Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-182978 and 333-186570) of Viggle Inc. of our report dated August 7, 2014, relating to the financial statements of Choose Digital, Inc., which appears in this Current Report on Form 8K/A of Viggle Inc.

/s/ BDO USA, LLP
New York, NY
September 4, 2014